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| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

      Bernstein                     Steven                            E.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

c/o SBA Communications Corporation
5900 Broken Sound Parkway N.W.
--------------------------------------------------------------------------------
                                   (Street)

   Boca Raton                         FL                               33487
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol   SBA Communications Corporation
                                               (SBAC)
                                             -----------------------------------
3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                --------------
4.  Statement for Month/Year                  May 2002
                             ---------------------------------------------------
5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------
6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    _X_ Director    ___ Officer             _X_ 10% Owner    ___ Other
                        (give title below)                       (specify below)
        Chairman
    ----------------------------------------------------------------
7.  Individual or Joint/Group Filing (Check Applicable Line)
    _X__ Form filed by One Reporting Person
    ____ Form filed by More than One Reporting Person
Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount       (A) or (D) Price        (Instr. 3 and 4)     (I)           ship
                                                                                                           (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
 Class A Common Stock   05/31/02    P            175,000          A     $1.4843       175,641                I              (1)
------------------------------------------------------------------------------------------------------------------------------------
 Class A Common Stock                                                                  45,834                I              (2)
------------------------------------------------------------------------------------------------------------------------------------
 Class B Common Stock                                                               3,355,595 (4)            I              (1)
------------------------------------------------------------------------------------------------------------------------------------
 Class B Common Stock                                                               2,000,000 (4)            I              (3)
------------------------------------------------------------------------------------------------------------------------------------

        * If this form is filed by more than one reporting person, see
          Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Options
(Right to Buy)                        $8.00
-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Options
(Right to Buy)                        $8.00
-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Options
(Right to Buy)                        $8.80
-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Options
(Right to Buy)                       $15.25
-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Options
(Right to Buy)                       $34.69
-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Options
(Right to Buy)                       $21.95
-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Options
(Right to Buy)                       $12.94                01/07/02         A        V                 25,000
-----------------------------------------------------------------------------------------------------------------------------

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Securities    ficial
                                                                                (Instr.     ficially         Bene-         Owner-
                               --------------------------------------------     5)          Owned            ficially      ship
                               Date     Expira-              Amount or                      at End           Owned at      (Instr.
                               Exer-    tion         Title   Number of                      of               End of        4)
                               cisable  Date                 Shares                         Month            Month(1)
                                                                                            (Instr. 4)       (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Options                               Class A
(Right to Buy)                 Immed.   04/18/04     Common Stock                           91,666           D
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Options                               Class A
(Right to Buy)                 Immed.   04/18/09     Common Stock                            3,411           D
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Options                               Class A
(Right to Buy)                 Immed.   04/18/04     Common Stock                           34,089           D
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Options                               Class A
(Right to Buy)                 (5)      12/15/09     Common Stock                           91,803           D
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Options                               Class A
(Right to Buy)                 (6)      01/07/06     Common Stock                          100,000           D
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Options                               Class A
(Right to Buy)                 (7)      07/02/06     Common Stock                           33,350           D
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Options                               Class A
(Right to Buy)                 (8)      01/07/12     Common Stock             25,000        25,000           D
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) These shares are held by Bernstein Limited Partnership II, an entity controlled, in part, by the Reporting Person. The Reporting Person disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(2) These shares are held by the "Steven E. Bernstein Revocable Trust U/A/D 3/25/97, Steven E. Bernstein, Trustee." The sole beneficiary of the trust is the Reporting Person.

(3) These shares are held by Bernstein Limited Partnership, an entity controlled, in part, by the Reporting Person. The Reporting Person disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(4) Since the reporting person's last report, 1,000,000 shares of Class B Common Stock were transferred from the Bernstein Limited Partnership II to the Bernstein Limited Partnership.

(5) These options vest in accordance with the following schedule: 30,601 vested on December 29, 2000; 30,601 vested on December 31, 2001; and 30,601 vest on December 31, 2002.

(6) These options vest in accordance with the following schedule: 25,000 vested on December 31, 2001; and 25,000 vest on each of December 31, 2002, 2003 and 2004.

(7) These options vest in accordance with the following schedule: 8,337 vest on each of July 3, 2002 and 2003; and 8,338 vest on each of July 3, 2004 and 2005.

(8) These options vest in accordance with the following schedule: 6,250 vest on each of January 7, 2003, 2004, 2005 and 2006.


       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
   Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.



           /s/ Steven E. Bernstein             06/06/02
          -------------------------------  -----------------
          **Reporting Person                     Date